EXHIBIT 5.1

Thelen Reid & Priest LLP Attorneys At Law 875 Third Avenue New York, NY 10022-6225 Tel. 212.603.2000 Fax 212.603.2001 www.thelenreid.com

March 3, 2006

Caprius, Inc.
One University Plaza
Suite 400
Hackensack, NJ 07601

Ladies and Gentlemen:

We have acted as counsel to Caprius, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) relating to the registration of 334,175 shares (the “Shares”) of the Company’s Common Stock, $.01 par value per share (the “Common Stock”).

This opinion is being rendered in connection with the filing by the Company of the Registration Statement with the Securities and Exchange Commission.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof; (iii) the resolutions adopted by the Board of Directors of the Company relating to the Registration Statement; and (iv) such other documents, certificates or other records as we have deemed necessary or appropriate.

Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

(1)    The Company is a corporation duly organized, validly existing and in good standing    under the laws of the State of Delaware.

(2)    The Shares included in the Registration Statement have been duly authorized and when issued in accordance with the respective option agreements will be validly issued, and fully paid and non-assessable.

This opinion is limited to (i) the laws of the State of New York; (ii) the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting such laws; and (iii) the federal laws of the United States of America.

Caprius, Inc.
March 3, 2006

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

Very truly yours,
/s/ Thelen Reid & Priest LLP
THELEN REID & PRIEST LLP